The Municipal Fund Accumulation Program, Inc.
File Number: 811-2694
CIK Number: 202662
For the Period Ending: 12/31/2003

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/17/2003	$700	Gulf Coast WasteDisp	.92%	06/01/2020